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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


        Date of Report (date of earliest event reported):  May 2, 2001
                                                           -----------


                        WEBB INTERACTIVE SERVICES, INC.
                        -------------------------------
            (Exact name of registrant as specified in its charter)


                                   Colorado
                                   --------
                (State or other jurisdiction of incorporation)



              0-28462                               84-1293864
              -------                               ----------
     (Commission File Number)            (IRS Employer Identification No.)



  1899 Wynkoop, Suite 600, Denver, CO                 80202
 -------------------------------------                -----
(Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code:    (303) 296-9200
                                                       --------------



                                      N/A
                                      ---
         (Former name or former address, if changed since last report)


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Item 5.  OTHER EVENTS.

     On May 2, 2001, Webb Interactive Services, Inc. ("Webb"), Jabber.com, Inc., a subsidiary of Webb ("Jabber.com"), France Telecom and France Telecom Technologies, a wholly-owned subsidiary of France Telecom ("FTT"), entered into a nonbinding Series B Convertible Preferred Stock Summary of Terms (the "Letter of Intent"). The Letter of Intent provides for the purchase by FTT (or an affiliated entity) of up to $7,000,000 of Series B Preferred Stock of Jabber.com, which would represent approximately 23% of the issued and outstanding capital stock of Jabber.com. A definitive agreement is expected to be completed by July 2, 2001. Webb, Jabber.com, France Telecom and FTT issued a press release on May 7, 2001 announcing the Letter of Intent.

     As contemplated by the Letter of Intent, FTT loaned Jabber.com $2,500,000 pursuant to a Convertible Promissory Note. This amount, together with interest which accrues at an annual rate of 9.5%, is convertible into Series B Preferred Stock of Jabber.com: (i) at the time FTT enters into a binding stock purchase agreement pursuant to which it agrees to acquire equity securities of Jabber.com with a purchase price of at least $5,000,000, including the loan amount converted (or such lesser amount as is agreed in writing to by Jabber.com and
FTT); or (ii) at the option of FTT prior to the maturity date of the loan. Unless earlier converted, the loan is due on demand any time after May 2, 2002. The obligations of Jabber.com are secured by: (i) a security interest in substantially all of the assets of Jabber.com; (ii) a guaranty given by Webb; and (iii) a pledge by Webb of the stock it holds in Jabber.com.

     The Letter of Intent contemplates that FTT's $2,500,000 loan, plus accrued interest, will be converted to Series B Preferred Stock of Jabber.com on or before July 2, 2001, at the time the parties enter into a definitive stock purchase agreement. The stock purchase agreement will provide that FTT will purchase $2,500,000 of Series B Preferred Stock on or about September 1, 2001, at the price determined in the stock purchase agreement. On or prior to January 31, 2002, FTT will be required to purchase additional shares of Jabber.com Series B Preferred Stock, depending upon Jabber.com's 2001 net revenues. If Jabber.com's 2001 net revenues are equal or greater than $3,962,000, then: (i) Jabber.com will have the option to require FTT to purchase an additional $2,000,000 worth of Series B Preferred Stock at the price determined in the stock purchase agreement; and (ii) FTT will have the option to purchase an additional $2,000,000 of Series B Preferred Stock at the price determined in the stock purchase agreement. If Jabber.com's 2001 net revenues are either less than $3,962,000 or greater than $6,603,000, then Jabber.com and FTT may mutually decide whether FTT will purchase $2,000,000 of Series B Preferred Stock at a price to be determined by the parties. Notwithstanding the foregoing, if Jabber.com's 2001 revenues are less than $3,962,000, then FTT will have the option to purchase $2,000,000 of Series B Preferred Stock at the price determined in the stock purchase agreement, and if Jabber.com's 2001 net revenues are greater than $6,603,000, then Jabber.com will have the option to require FTT to purchase $2,000,000 of Series B Preferred Stock at the price determined in the stock purchase agreement.



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     Assuming the transaction is completed as contemplated, Webb would own
Jabber.com preferred stock convertible into an aggregate of 13,762,799 shares of Jabber.com common stock, FTT, assuming purchase of the full $7,000,000 worth of preferred stock, would own Jabber.com preferred stock convertible into 4,432,534 shares of Jabber.com common stock, Diamond Technology Partners would own Jabber.com preferred stock convertible into 428,752 shares of Jabber.com common stock and there would be 912,500 outstanding shares of Jabber.com common stock. On a pro forma basis, assuming completion of the transaction as contemplated and conversion of all preferred stock, the percentage ownership of Jabber.com's then outstanding shares of common stock would be as follows: Webb-70.4%; FTT-22.7%; Diamond Technology Partners-2.2%; and the current common stockholders-4.7%. The foregoing does not take into account Jabber.com options which generally vest over three years representing the right to acquire 2,559,848 shares of Jabber.com common stock issued to employees of Jabber.com (2,270,530 shares) and Webb (289,318 shares) and a warrant to acquire 50,000 shares of Jabber.com stock issued to VA Linux.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements.

          None

     (c)  Exhibits:

          10.1 Jabber.com, Inc. Series B Convertible Preferred Stock Summary of Terms dated May 2, 2001, by and among France Telecom Technologies, France Telecom, Jabber.com, Inc. and Webb Interactive Services, Inc.*

          10.2 Note Purchase Agreement dated May 2, 2001, by and among Jabber.com, Inc., Webb Interactive Services, Inc. and France Telecom Technologies. Included as exhibits to the Note Purchase Agreement are a Convertible Promissory Note; Security Agreement; and Corporate Guaranty.*

          10.3 Pledge and Security Agreement between Webb Interactive Services, Inc. and France Telecom Technologies.*

          10.4  Press Release dated May 7, 2001 announcing the Letter of
                Intent.*


*    filed herewith




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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  May 10, 2001                    WEBB INTERACTIVE SERVICES, INC.



                                        By   /s/ Lindley S. Branson
                                             ----------------------
                                             Lindley S. Branson

                                        Its: Vice-President/General Counsel




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